UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
November 15, 2006
Rent-A-Center, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-25370 (Commission File Number)	45-0491516 (IRS Employer Identification No.)
5700 Tennyson Parkway
Suite 100
Plano, Texas 75024
(Address of principal executive offices, including zip code)
(972) 801-1100
(Registrant’s telephone number including area code)
Not Applicable
(Former name or former address if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-14(c))

Item 1.01 Entry into a Material Definitive Agreement.
On November 15, 2006, Rent-A-Center, Inc. (the “Company”) entered into a Third Amended and Restated Credit Agreement (the “Credit Agreement”), among the Company, the several banks and other financial institutions or entities from time to time parties to the Credit Agreement, Union Bank of California, N.A., as documentation agent, Lehman Commercial Paper Inc., as syndication agent, and JPMorgan Chase Bank, N.A., as administrative agent. The Credit Agreement amended and restated the Company’s existing credit agreement, dated as of May 28, 2003, as amended and restated July 13, 2006 (the “Existing Credit Agreement”). The Credit Agreement represents a refinancing of the Company’s senior secured debt and provides for a new $1,322,500,000 senior credit facility, consisting of a $197.5 million five-year term loan (the “Tranche A Term Facility” with loans thereunder being the “Tranche A Term Loans”), a $725.0 million six-year term loan (the “Tranche B Term Facility” with loans thereunder being the “Tranche B Term Loans” and, together with the Tranche A Term Loans, the “Term Loans”) and a $400.0 million five-year revolving credit facility (the “Revolving Facility”).
Also on November 15, 2006, the Company drew down appoximately $600.3 million in Term Loans and utilized the proceeds to finance the acquisition of all of the outstanding capital stock of Rent-Way, Inc. (“Rent-Way”), repay the outstanding indebtedness of Rent-Way, and pay transaction expenses. The Tranche A Term Loans will be repayable in 19 consecutive quarterly installments equal to $2.5 million from December 31, 2006 through June 30, 2009, $5.0 million from September 30, 2009 through June 30, 2010 and $37.5 million from September 30, 2010 through June 30, 2011. The Tranche B Term Loans will be repayable in 23 consecutive quarterly installments equal to approximately $1.8 million from December 31, 2006 through June 30, 2011 and approximately $172.6 million from September 30, 2011 through June 30, 2012.
Borrowings under the Credit Agreement bear interest at varying rates equal to the Eurodollar rate plus 0.75% to 1.75%, or the prime rate plus 0% to 0.75%, at the Company’s election. The margins on the Eurodollar rate and on the prime rate, which are initially 1.75 and 0.75 respectively, may fluctuate depending upon an increase or decrease in the Company’s consolidated leverage ratio as defined by a pricing grid included in the Credit Agreement. The Company has not entered into any interest rate protection agreements with respect to term loans under the new senior credit facility. A commitment fee equal to 0.15% to 0.50% of the unused portion of the revolving credit facility is payable quarterly, and fluctuates dependent upon an increase or decrease in the Company’s consolidated leverage ratio. The initial commitment fee is equal to 0.50% of the unused portion of the revolving credit facility.
The senior credit facility is secured by a security interest in substantially all of the Company’s tangible and intangible assets, including intellectual property, and is also secured by a pledge of the capital stock of the Company’s wholly-owned U.S. subsidiaries (other than certain specified subsidiaries).

Subject to a number of exceptions, the senior credit facility contains, without limitation, covenants that generally limit the Company’s ability to:
•	incur additional debt in excess of $150 million at any one time outstanding (other than subordinated debt, which is generally permitted if the maturity date is later than June 30, 2013);

•	repurchase its capital stock and 7 1/2% notes and pay cash dividends in the event the pro forma senior leverage ratio is less than 2.50x (subject to a restricted payments basket for which approximately $50.0 million is available for use as of November 15, 2006);

•	incur liens or other encumbrances;

•	merge, consolidate or sell substantially all its property or business;

•	sell assets, other than inventory in the ordinary course of business;

•	make investments or acquisitions unless it meets financial tests and other requirements;

•	make capital expenditures; or

•	enter into new lines of business.
The senior credit facility requires the Company to comply with several financial covenants, including a maximum consolidated leverage ratio of no greater than 4.25:1 for the period beginning December 31, 2006 through December 30, 2007, 3.5:1 for the period beginning December 31, 2007 through December 30, 2008, and 3.25:1 on or after December 31, 2008; and a minimum fixed charge coverage ratio of no less than 1.35:1.
Events of default under the senior credit facility include customary events, such as a cross-acceleration provision in the event that the Company defaults on other debt. In addition, an event of default under the senior credit facility would occur if there is a change of control of the Company. This is defined to include the case where a third party becomes the beneficial owner of 35% or more of the Company’s voting stock or certain changes in its Board of Directors occurs. An event of default would also occur if one or more judgments were entered against the Company of $30.0 million or more and such judgments were not satisfied or bonded pending appeal within 30 days after entry.
The description of the Credit Agreement set forth above does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K.
Item 1.02 Termination of a Material Definitive Agreement.
A brief description of the material terms and conditions of the Existing Credit Agreement is located in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2006 under the heading “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Senior Credit Facilities.” As described in Item 1.01 of this Current Report on Form 8-K, effective immediately upon the execution of the Credit Agreement by the parties thereto, the terms and conditions of the Existing Credit Agreement were amended as set forth in, and restated in their entirety and superseded by, the Credit Agreement.

In connection with the Credit Agreement, the Registrant will record a charge in the fourth quarter of fiscal 2006 of approximately $2.7 million relating to unamortized costs under the Existing Credit Agreement.
Item 2.01 Completion of Acquisition or Disposition of Assets.
On November 15, 2006, the Company completed its previously announced acquisition of Rent-Way, Inc., a Pennsylvania corporation (“Rent-Way”) pursuant to the Agreement and Plan of Merger dated August 7, 2006 (the “Merger Agreement”), by and among the Company, Vision Acquisition Corp., a Pennsylvania corporation and indirect wholly-owned subsidiary of the Company (“Merger Sub”) and Rent-Way. The Company’s acquisition of Rent-Way was consummated by merging Merger Sub with and into Rent-Way, with Rent-Way surviving as an indirect wholly-owned subsidiary of the Company (the “Merger”). The former stockholders of Rent-Way have the right to receive $10.65 in cash for each share of Rent-Way common stock, which aggregates to cash consideration for the transaction of approximately $567 million, including cash payable to stockholders and holders of all options (net of applicable exercise prices), net debt and other liabilities of Rent-Way and the redemption of all outstanding convertible preferred stock.
The description of the Merger set forth above does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement that was filed by the Company as Exhibit 2.1 to the Current Report on Form 8-K filed on August 8, 2006 (the “8-K”).
The full text of the press release, dated November 15, 2006, announcing the completion of the Merger, is attached as Exhibit 99.1 to this Current Report on Form 8-K. Pursuant to General Instruction B.2 of Form 8-K, all of the information contained in the accompanying Exhibit 99.1 shall be deemed to be “furnished” and not “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and, therefore, shall not be incorporated by reference in any filing under the Securities Act of 1933, as amended.
The financial statements of Rent-Way required to be filed with this Current Report on Form 8-K and the pro forma combined financial statements of the Company required to be furnished with this Current Report on Form 8-K will be filed and furnished not later than 71 calendar days after the date on which this Current Report on Form 8-K must be filed, in accordance with Items 9.01(a)(4) and 9.01(b)(2) of Form 8-K.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information included in Item 1.01 of this Current Report on Form 8-K is also incorporated by reference into this Item 2.03 of this Current Report on Form 8-K.
The Company utilized the proceeds of $600.3 million in Term Loans to finance the acquisition of all of the outstanding capital stock of Rent-Way, repay the outstanding indebtedness of Rent-Way, and pay transaction expenses. The full amount of the Revolving Facility is also available for the issuance of letters of credit.
The Company intends to utilize the Revolving Facility for the issuance of letters of credit, as well as to manage normal fluctuations in operational cash flow caused by the timing of cash receipts. In that regard, the Company may from time to time draw funds under the Revolving Facility for general corporate purposes.
Historically, the Company used revolving facilities, including the Revolving Facility in the Existing Credit Agreement, for the issuance of letters of credit, as well as to manage normal fluctuations in operational cash flow caused by the timing of cash receipts. In that regard, the Company from time to time drew funds for general corporate purposes. The funds drawn on individual occasions varied in amounts of up to $50.0 million, with total amounts outstanding ranging from $10.0 million up to $88.0 million. The amounts drawn were generally outstanding for a short period of time and were generally paid down as cash is received from the Company’s operating activities. The Company intends to utilize the Revolving Facility for similar purposes.
Item 9.01 Financial Statements and Exhibits.
(a)	Financial Statements of Business Acquired.
The financial statements required to be filed under this Item 9.01(a) are not included in this Current Report on Form 8-K and will be filed not later than 71 calendar days after the date on which this Current Report on Form 8-K must be filed, in accordance with Item 9.01(a)(4) of Form 8-K.
(b)	Pro Forma Financial Information.
The pro forma financial statements required to be furnished under this Item 9.01(b) are not included in this Current Report on Form 8-K and will be furnished not later than 71 calendar days after the date on which this Current Report on Form 8-K must be filed, in accordance with Item 9.01(b)(2) of Form 8-K.
(d)	Exhibits.

Exhibit 10.1	Third Amended and Restated Credit Agreement, among Rent-A-Center, Inc., the several banks and other financial institutions or entities from time to time parties thereto, Union Bank of California, N.A., as documentation agent, Lehman Commercial Paper Inc., as syndication agent, and JPMorgan Chase Bank, N.A., as administrative agent.

Exhibit 99.1	Press Release, dated November 15, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RENT-A-CENTER, INC.
Date: November 15, 2006	By:	/s/ Christopher A. Korst
Christopher A. Korst
Senior Vice President — General Counsel and Secretary